EXHIBIT 99.2

CEL-SCI CORPORATION                                             NEWS

8229 Boone Boulevard, Suite 802                          COMPANY CONTACT:
Vienna, VA  22182.  USA                                  Gavin de Windt
Telephone (703) 506-9460                                 CEL-SCI Corporation
 www.cel-sci.com                                         (703) 506-9460

             CEL-SCI CORPORATION PRICES $3.0 MILLION PUBLIC OFFERING
                          OF COMMON STOCK AND WARRANTS


Vienna, VA, December 19, 2013 - CEL-SCI Corporation (NYSE MKT: CVM), a late-stage oncology company, today announced that it has priced an underwritten public offering of units of common stock and warrants at a price of $0.63 per unit for gross proceeds of $3,000,000, prior to deducting underwriting discounts and commissions and offering expenses of the Company. Each unit consists of one share of common stock and a warrant to purchase one share of common stock. The common stock and warrants will separate immediately. The warrants are immediately exercisable, expire October 11, 2018 and have an exercise price of $1.25. The warrants have been approved for an unpriced quotation on the OTC Bulletin Board under the symbol "CSCIW," however no market for the warrants has developed as of the date of this press release. The offering is expected to close on or about December 24, 2013, subject to the satisfaction of customary closing conditions. CEL-SCI has also granted the underwriters a 45-day option to purchase up to an additional 10% of the shares and/or warrants to cover overallotments.

CEL-SCI intends to use the net proceeds of the offering for its Phase III clinical trial, other research and development, and general and administrative expenses.

Laidlaw & Company (UK) Ltd. is acting as sole book-running manager for the offering. Dawson James Securities, Inc. is acting as co-manager for the offering.

A shelf registration statement and accompanying base prospectus on Form S-3 relating to the securities was filed with the Securities and Exchange Commission and is effective. A preliminary prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC's web site at http://www.sec.gov. Copies of the final prospectus supplement relating to the offering, when available, may be obtained from the offices of Laidlaw & Company
(UK) Ltd., 546 Fifth Avenue, 23rd Floor, New York, NY, 10036, telephone:
212-953-4900., or from the above-mentioned SEC website.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About CEL-SCI Corporation

CEL-SCI is dedicated to research and development directed at improving the treatment of cancer and other diseases by utilizing the immune system, the body's natural defense system. The lead investigational therapy is Multikine (Leukocyte Interleukin, Injection), currently being studied in a pivotal global Phase III clinical trial. CEL-SCI is also investigating a different peptide-based immunotherapy (LEAPS-H1N1-DC) as a possible treatment for H1N1 hospitalized patients and a vaccine (CEL-2000) for Rheumatoid Arthritis (currently in preclinical testing) using its LEAPS technology platform. The investigational immunotherapy LEAPS-H1N1-DC treatment involves non-changing regions of H1N1 Pandemic Flu (See Journal of Clinical Investigation - J Clin Invest. 2013; 123(7):2850-2861. doi: 10.1172/JCI67550) Avian Flu (H5N1), and the
Spanish Flu, as CEL-SCI scientists are very concerned about the possible emergence of a new more virulent hybrid virus through the combination of H1N1 and Avian Flu, or maybe Spanish Flu. CEL-SCI has operations in Vienna, Virginia, and in/near Baltimore, Maryland.

Multikine is the trademark that CEL-SCI has registered for this investigational therapy, and this proprietary name is subject to FDA review in connection with its future anticipated regulatory submission for approval.

When used in this release, the words "intends," "believes," "anticipated" and "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected. Factors that could cause or contribute to such differences include an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of CEL-SCI's potential products, inability to raise the necessary capital and the risk factors set forth from time to time in CEL-SCI's SEC filings, including but not limited to its report on Form 10-K for the year ended September 30, 2012. CEL-SCI undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.